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                                                                    EXHIBIT 99.1

TOM BROWN, INC. AGREES TO BE ACQUIRED BY ENCANA FOR $48.00 PER SHARE Thursday April 15, 6:50 am ET

DENVER, April 15 /PRNewswire-FirstCall/ -- Tom Brown, Inc. (NYSE: TBI - News) announced today that it has agreed to be acquired by a wholly-owned subsidiary of EnCana Corporation (NYSE: ECA; TSX) for $48.00 per share in cash through a tender offer. The transaction price represents a 24% premium over the $38.77 closing price of Tom Brown common stock on April 14, 2004. Total consideration for the transaction is approximately $2.7 billion, including assumed debt. The Board of Directors of Tom Brown has unanimously approved the transaction.

Tom Brown's Chairman, CEO and President, Jim Lightner, stated, "Our Board of Directors, management team and I believe this offer reflects a fair value for the Company's proven and potential resource base. We are very proud of our people and our Company's accomplishments and believe that EnCana's offer is indicative of our success."

Under the terms of the merger agreement, the all-cash transaction is structured as a first step tender offer for all of the common shares of Tom Brown at $48.00 per share, followed by a cash merger to acquire for $48.00 per share any shares of Tom Brown that remain outstanding after the closing of the tender offer. EnCana has agreed to commence the tender offer within the next 10 business days. Closing of the tender offer is subject to customary closing conditions, including the valid tender of at least a majority of the outstanding shares of common stock and regulatory approvals. A vote of Tom Brown's stockholders will be required only if less than 90% of Tom Brown's shares are tendered into the EnCana offer.

Additional details regarding the tender offer and the transaction will be disclosed in tender offer documents which will be filed concurrently with commencement of the tender offer.

Petrie Parkman & Co. provided financial advisory services and JPMorgan rendered a fairness opinion to Tom Brown. Vinson & Elkins LLP provided legal advice to Tom Brown regarding this transaction.

Tom Brown is a Denver, Colorado based independent energy company engaged in the exploration for, and the acquisition, development, production and marketing of natural gas, natural gas liquids and crude oil in North America.

With an enterprise value of approximately US$25 billion, EnCana is one of the world's leading independent oil and gas companies and North America's largest independent natural gas producer and gas storage operator.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities of Tom Brown. The tender offer will be made solely by an Offer to Purchase and related Letter of Transmittal to be disseminated to the stockholders upon the commencement of the tender offer. Tom Brown stockholders are advised to read the Offer to Purchase on Schedule TO and the Solicitation/Recommendation of the Board of Directors of Tom Brown on Schedule 14D-9, each of which will be filed with the Securities and Exchange Commission, when they are available because they will contain important information. The Offer to Purchase, the Solicitation/Recommendation Statement and any other relevant documents filed with the Securities and Exchange Commission will be made available to stockholders of Tom Brown at no expense to them. These documents will also be available without charge at the Securities and Exchange Commission's website at www.sec.gov.



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